Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Blake Stowell

The SCO Group

bstowell@sco.com

Tel: (801) 932-5703

www.sco.com

THE SCO GROUP CLOSES $10 MILLION PRIVATE PLACEMENT TO INSTITUTIONAL INVESTORS

LINDON, Utah — Nov. 30, 2005 — The SCO Group, Inc. (“SCO”) (Nasdaq: SCOX), a leading provider of UNIX® software technology for distributed, embedded and network-based systems, today announced the completion of a private placement of 2,852,449 shares of common stock to existing SCO institutional shareholders and a member of the company’s board of directors. The shares were sold to institutional investors at $3.50 per share and to the board member at $3.92 per share. No special warrants or rights were issued in connection with the private placement. The proceeds should ensure that the company has adequate funding to pursue its existing business strategies, including the resolution of the company’s existing legal proceedings. Syntax Partners LLC provided advisory assistance to the company in connection with the financing.

“Our current strategies have continued to focus on creating innovative mobile technologies for new customers, delivering reliable UNIX products for existing customers, and protecting our intellectual property rights for all company stakeholders,” said Darl McBride, president and chief executive officer at The SCO Group. “This added investment is a vote of confidence by our existing investors that will bolster our efforts over the long-term to succeed in the marketplace with our products and continue protecting our intellectual property.”

Forward-Looking Statements

The statements contained in this news release regarding the adequacy of SCO’s capital following the equity investment that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks and uncertainties.  A variety of important factors could cause actual future results and trends to differ materially from historical results or those projected in any forward-looking statements. These factors include, but are not limited to, unexpected expenses, higher than anticipated expenses, lower than anticipated revenue and other factors more fully discussed in SCO’s filings with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date on which such statements are made, and SCO undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

About SCO

The SCO Group (Nasdaq: SCOX) is a leading provider of software technology for distributed, embedded and network-based systems, offering SCO OpenServer for small to medium business and UnixWare for enterprise applications and digital network services. SCO’s highly innovative and reliable solutions help millions of customers grow their businesses everyday, from SCO OpenServer on main street to UnixWare on Wall Street, and beyond. SCO owns the core UNIX operating system, originally developed by AT&T/Bell Labs and is the exclusive licensor to Unix-based system software providers.

Headquartered in Lindon, Utah, SCO has a worldwide network of thousands of resellers and developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit www.sco.com.

SCO, SCO OpenServer and the associated SCO logo, are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX and UnixWare are registered trademarks of The Open Group. All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

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